Exhibit 99.1

Execution Version

SCHEDULE 13D JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2025, by and between Warren B. Kanders and Kanders SAF, LLC, a Delaware limited liability company.

In accordance with Rule 13d-1(k), the parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D (the “Filings”) required to be filed by them pursuant to Section 13(d) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the common stock, $0.0001 par value per share, of Cadre Holdings, Inc., a Delaware corporation, that are required to be reported on any Filings. The parties further agree and covenant that each will fully cooperate with such other party in the preparation and timely filing (and other delivery) of all such Filings.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

/s/ Warren B. Kanders
Warren B. Kanders, Individually

KANDERS SAF, LLC

By:	/s/ Warren B. Kanders
Warren B. Kanders, Sole Manager and Sole Member

(Signature Page to Joint Filing Agreement)